Exhibit 2.3

EXECUTION VERSION

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of March 25, 2021 (this “Amendment”), is entered into by and among VG Acquisition Corp., a Cayman Islands exempted company (“VGAC”), Chrome Merger Sub, Inc., a Delaware corporation and a wholly owned direct Subsidiary of VGAC (“Merger Sub” and, together with VGAC, the “VGAC Parties”), and 23andMe, Inc., a Delaware corporation (the “Company”), with reference to that certain Agreement and Plan of Merger dated as of February 4, 2021, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of February 13, 2021 (the “First Amendment”) by and among the VGAC Parties and the Company (as it may be amended, restated or otherwise modified from time to time, the “Merger Agreement”). Capitalized terms used and not otherwise defined herein have the meanings given such terms in the Merger Agreement.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the VGAC Parties and the Company hereby agree as follows:

1. Amendments to Merger Agreement Regarding Company RSUs.

(a) Section 1.01 of the Merger Agreement is hereby amended by adding the following defined terms in their respective alphabetical locations therein:

“ ‘Company RSU’ means each outstanding restricted stock unit of the Company issued pursuant to any equity incentive plan sponsored or maintained by the Company, including, without limitation, the 23andMe, Inc. Equity Incentive Plan, granted prior to the Effective Time to any current or former Service Provider of the Company (each such Service Provider, a ‘Company RSU Holder’).”

“ ‘Converted RSU’ has the meaning given to such term in Section 4.02(d).”

(b) Section 4.02 of the Merger Agreement is hereby amended by (i) adding “and Company RSUs” to the heading thereof and (ii) adding the following new clause (d) immediately following clause (c) thereof, which new clause (d) shall read as follows:

“(d) At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time, automatically and without any action on the part of any Company RSU Holder or beneficiary thereof, will be assumed by VGAC and converted into a restricted stock unit (each, a “Converted RSU”) issued by VGAC. Each such Converted RSU as so assumed and converted shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company RSU immediately before the Effective Time (including vesting, expiration date and payment date), except that, as of the Effective Time, each such Converted RSU as so assumed and converted shall reference such number of shares of Newco Class A Common Stock determined by multiplying the number of Company Shares referenced in such Company RSU immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares; provided, that the number of shares of Newco Class A Common Stock into which each Converted RSU shall be convertible shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder.”

(c) Section 4.02(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Prior to the Effective Time, the Company shall deliver to each Company Optionholder and each Company RSU Holder a notice setting forth the effect of the Merger on such Company Optionholder’s Company Options or such Company RSU Holder’s Company RSUs, as applicable, and describing the treatment of such Company Options or Company RSUs, as applicable, in accordance with this Section 4.02.”

(d) The last sentence of Section 5.06(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Other than the Company Shares shown on Section 5.06(a) of the Company Disclosure Schedule, Company Shares issued upon the exercise of Company Options after January 30, 2021, the Company Shares issued upon the conversion of the Company Preferred Stock into shares of Company Class B Common Stock immediately prior to the Effective Time, and Company Options and Company RSUs outstanding as of January 30, 2021 or issued after such date in compliance with this Agreement, there are no other issued or outstanding Equity Securities of the Company.”

(e) Clause (b) of Section 7.01 of the Merger Agreement is hereby amended to insert the phrase “or Company RSUs (but only to the extent not vested or vesting at or prior to the Effective Time)” immediately after the phrase “Company Options” appearing in the penultimate line of such clause (b).

(f) Section 9.09 of the Merger Agreement is hereby amended to insert the phrase “or Company RSUs” immediately after the phrase “unvested Company Options” appearing in the eighth line of such Section.

2. Amendments to Merger Agreement Regarding Listing Requirements.

(a) Section 1.01 of the Merger Agreement is hereby amended by adding the following defined terms in their respective alphabetical locations therein:

“ ‘Designated Stock Exchange’ means (i) Nasdaq or (ii) if the shares of Newco Common Stock contemplated to be listed by this Agreement shall not have been listed on Nasdaq or been eligible for continued listing on Nasdaq immediately following the Closing, the NYSE.”

“ ‘Nasdaq’ means the Nasdaq Global Select Market.”

(b) Section 6.03 of the Merger Agreement is hereby amended to strike the phrase “the NYSE” appearing in the last sentence of such section and replace such deleted phrase with the phrase “the Designated Stock Exchange.”

(c) Section 8.02 of the Merger Agreement is hereby amended (i) to strike the phrase “NYSE Listing” appearing in the heading thereof and replace such deleted phrase with the phrase “NYSE Listing and Nasdaq Listing,” and (ii) to strike the phrase “the NYSE” in the second sentence thereof and replace such deleted phrase with the phrase “the Designated Stock Exchange.”

(d) Section 9.01(a) of the Merger Agreement is hereby amended (i) to strike the phrase “the NYSE” appearing in clause (z) thereof and replace such deleted phrase with the phrase “the Designated Stock Exchange” and (ii) to strike the phrase “the NYSE” in the second sentence thereof and replace such deleted phrase with the phrase “the Designated Stock Exchange.”

(e) Section 9.01(b) of the Merger Agreement is hereby amended to strike the phrase “the NYSE” and replace such deleted phrase with the phrase “the Designated Stock Exchange.”

(f) Section 9.04(b) of the Merger Agreement is hereby amended to strike the phrase “to the SEC or the NYSE” appearing in the fourth sentence thereof and replace such deleted phrase with the phrase “to the SEC, the NYSE or Nasdaq.”

(g) Section 10.01(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Listing Requirements. The Newco Class A Common Stock shall have been listed on the Designated Stock Exchange and shall be eligible for continued listing on the Designated Stock Exchange immediately following the Closing.”

3. Effect of Amendment. Except as specifically amended by this Amendment, the terms and conditions of the Merger Agreement shall remain unmodified and in full force and effect. In the event of any inconsistencies between the terms of this Amendment and any terms of the Merger Agreement, the terms of this Amendment shall govern and prevail. Upon the effectiveness of this Amendment, each reference (i) in the Merger Agreement to “this Agreement,” “hereunder,” “herein,” “hereof” or words of like import referring to the Merger Agreement shall mean and refer to the Merger Agreement as amended by this Amendment, and (ii) in any other related document or instrument to the “Merger Agreement,” “thereunder,” “therein,” “thereof” or words of like import referring to the Merger Agreement shall mean and refer to the Merger Agreement as amended by this Amendment.

4. Miscellaneous.

(a) Incorporation of Prior Agreements; Amendments; Binding Effect. This Amendment contains all of the agreements of the parties hereto, and supersedes any other agreements, with respect to any matter covered or mentioned in this Amendment, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provision of this Amendment may be amended or added to except in compliance with the Merger Agreement. This Amendment shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and assigns.

(b) Heading and Captions; Counterparts. The headings and captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or .pdf copies hereof or signatures hereon shall, for all purposes, be deemed originals. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed by its respective duly authorized representative as of the date first written above.

VG ACQUISITION CORP.

By:	/s/ Evan Lovell
Name: Evan Lovell
Title: Chief Financial Officer

CHROME MERGER SUB, INC.

By:	/s/ James Cahillane
Name: James Cahillane
Title: Secretary

23ANDME, INC.

By:	/s/ Anne Wojcicki
Name: Anne Wojcicki
Title: Chief Executive Officer

Signature Page to Amendment to Merger Agreement